EXHIBIT 5.1

Dentons Durham Jones Pinegar P.C. 111 South Main Street, Suite 2400 Salt Lake City, Utah 84111 United States dentons.com

July 8, 2024

Know Labs, Inc. 500 Union Street, Suite 810 Seattle, Washington 98101

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Know Labs, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333- 280273) (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale by the Company, as set forth on the prospectus which forms a part of the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (a) 12,000,000 units (the “Offering Units”), with each Offering Unit consisting of (i) one share (the “Offering Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Offering Warrants”), each pursuant to the Underwriting Agreement in substantially the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), by and between the Company and the Representatives (as defined therein), including up to 1,800,000 additional Offering Units, Offering Shares and Offering Warrants purchasable by the underwriters upon exercise of an over-allotment option granted to the underwriters by the Company under the Underwriting Agreement, (b) the shares of Common Stock issuable upon exercise of the Offering Warrants (the “Offering Warrant Shares”), (c) a Representatives’ Unit Purchase Option issued to the Representatives as additional compensation pursuant to the Underwriting Agreement to purchase units representing a number of units equal to 7.0% of the number of Offering Units sold in the offering (the “Representatives’ Units”), with each Representatives’ Unit consisting of (i) one share (the “Representatives’ Shares”) of Common Stock, and one warrant to purchase one share of Common Stock (the “Representatives’ Warrants”), and (d) the shares of Common Stock issuable upon exercise of the Representatives’ Warrants (the “Representatives’ Warrant Shares,” and, together with the Offering Shares, Offering Warrant Shares and the Representatives’ Shares, collectively, the “Shares”). The Offering Units, Offering Shares, Offering Warrants, Offering Warrant Shares, Representatives’ Units, Representatives’ Shares, Representatives’ Warrants and Representatives’ Warrant Shares are hereinafter collectively referred to as the “Securities.”

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto will have become effective and the Securities will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Nevada (including the statutory provisions and all applicable judicial decisions interpreting those laws), the laws of the State of New York (but not including any statutes, rules, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level) and the federal laws of the United States of America.

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On the basis of the foregoing, we are of the opinion that (i) the Offering Units and the Representatives’ Units have been duly authorized, and when such Offering Units and the Representatives’ Units are issued and delivered by the Company in accordance with the Registration Statement and Prospectus and upon receipt by the Company of the consideration therefor provided therein, such Offering Units and the Representatives’ Units will be validly issued, (ii) the Shares have been duly authorized, and when such Shares are issued and delivered by the Company in accordance with the Registration Statement and Prospectus and upon receipt by the Company of the consideration therefor provided therein, such Shares will be validly issued, fully paid and nonassessable, (iii) as of the date hereof, the Offering Warrants and the Representatives’ Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Prospectus and upon receipt by the Company of the consideration therefor provided therein, will constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ DENTONS DURHAM JONES PINEGAR P.C.